Exhibit 99.2

FOR IMMEDIATE RELEASE

COMMUNICATIONS SYSTEMS, INC. REPORTS 2019 FOURTH QUARTER AND YEAR-END FINANCIAL RESULTS

FY 2019 was a year of improved financial and operational performance, highlighted by higher revenue, improved margins, lower corporate costs, and a return to profitability

Announces 2020 growth strategy

Minnetonka, MN – March 11, 2020 – Communications Systems, Inc. (NASDAQ: JCS) (“CSI” or the “Company”), an IoT intelligent edge products and services company, today announced financial results for the fourth quarter (“Q4”) and full year (“FY”) ended December 31, 2019, including a discussion of results of operations by segment.

Also, as announced in a separate press release, CSI has sold the remainder of its Suttle product lines, effective today. As a result, CSI has reclassified its financial statements to present Suttle’s results for all reporting periods as “discontinued operations” and refers to its other businesses in this press release as “continuing operations.”

Q4 2019 Summary

●	Q4 2019 consolidated sales from continuing operations increased by 17.1% to $15.4 million compared to $13.1 million in Q4 2018, due to higher sales from Transition Networks, partially offset by a decline in the JDL segment.

●	Q4 2019 consolidated operating income from continuing operations was $1.2 million, compared to Q4 2018 consolidated operating income of $220,000:

▪	Transition Networks’ operating income was $2.9 million versus $1.4 million in Q4 2018;

▪	JDL Technologies’ operating loss was $245,000 versus an operating income of $725,000 in Q4 2018;

▪	Net2Edge’s operating loss was $122,000 versus an operating loss of $584,000 in Q4 2018; and

▪	Other corporate costs, including indirect costs related to discontinued operations, were $1.4 million versus $1.3 million in Q4 2018.

●	Discontinued operations income was $505,000 compared to a loss of $549,000 in Q4 2018.

●	Q4 2019 net income was $1.7 million, or $0.18 per diluted share, compared to a net loss of $0.7 million, or $(0.08) per diluted share in Q4 2018.

FY 2019 Summary

●	Consolidated FY 2019 sales from continuing operations increased by 20.1% to $50.9 million compared to $42.4 million in 2018, with Transition Networks and Net2Edge showing growth, while JDL Technologies had sales declines.

●	Consolidated FY 2019 operating income from continuing operations improved to $9,000 from a loss of $4.8 million in FY 2018:

▪	Transition Networks’ operating income increased to $5.6 million, compared to FY 2018 operating income of $3.0 million;

▪	JDL Technologies’ operating loss decreased to $3,000 compared to a FY 2018 operating loss of $299,000;

▪	Net2Edge’s operating loss also decreased to $1.5 million compared to a FY 2018 operating loss of $2.8 million; and

▪	Other corporate costs, including indirect costs related to discontinued operations, were $4.0 million versus $4.6 million in FY 2018.

●	Income from discontinued operations was $6.2 million compared to a loss of $1.9 million in FY 2018;

●	Consolidated FY 2019 net income was $6.5 million, or $0.69 per diluted share, compared to a FY 2018 net loss of $6.8 million, or $(0.75) per diluted share. FY 2019 net income was affected by:

▪	$4.6 million favorable gross profit improvement due to higher sales related to a significant contract win from Transition Networks for a New York City Department of Transportation (NYCDOT) project and margin improvements across all operating segments; and

▪	$8.1 million favorable change in discontinued operations driven by the April 2019 sale of the FutureLinkTM product line, revenue related to the six-month transition services agreement related to that and cost reductions.

●	Cash, cash equivalents, and investments totaled $24.3 million and working capital was $38.1 million as of December 31, 2019.

CSI’s Chief Executive Officer Roger H.D. Lacey commented, “2019 was a transformational year for CSI with substantially improved financial and operational performance, highlighted by higher revenue, improved margins, lower corporate costs, and a return to profitability. During this transformational period, we:

●	Effectively redeployed more of our resources to faster-growing and higher-margin markets with solutions for intelligent network edge products and cloud services in the IoT ecosystem:

○	Global sales teams gained traction in their new customer acquisition efforts and expanded our domestic and international sales pipeline.

○	Key account success: Transition Networks received a $7 million contract for a NYCDOT project in mid-2019 to connect, power and manage traffic data via its hardened TAA-compliant, PoE+ (Power-over-Ethernet) switches. The Company is leveraging this success to target similar Intelligent Transportation Systems (ITS) applications for the DOT of other major cities.

●	Divested products that were no longer strategically significant to our new business model:

○	Following the April 2019 sale of the Suttle FutureLink™ Fiber business line, today we completed the sale of the remainder of Suttle’s product lines including inventory, equipment, and customer relationships, for $8.0 million cash. The Company expects to recognize a total gain of approximately $4.5 million ($3.0 million in 2019; estimate of $1.5 million in 2020) on the sale of the Suttle’s assets through these two transactions.

●	Focused investments on innovative new product development and quality control processes:

○	CSI combined R&D and engineering teams to focus on developing innovative, robust and easy-to-install products and service solutions, using state-of-the-art technologies and targeting high-growth markets.

○	Our three-year new product ratio continued well ahead of the corporate target of > 30%.

○	Our combined supply chain team expanded and improved product quality control and distribution capabilities.

●	Concurrently implemented several cost-reduction programs using Six Sigma® processes, improving operational efficiencies in each of our business units and at corporate level, as well as streamlining our accounting processes.”

Mr. Lacey continued, “While 2019 was a transformational year, our strategy for 2020 is to focus on faster growing, higher margin markets and expand our client and geographic footprint by:

●	Capitalizing on opportunities for higher-margin solutions for intelligent network edge products and cloud service segments and further grow the company organically:

○	Focus on “Software as a Service” and “Hardware as a Service” business model to generate recurring and predictable revenues and higher margins. Services revenue is expected to become an increasing proportion of future revenue.

○	Continue to prioritize investments in R&D and business initiatives that create additional competitive advantages in intelligent network edge products and cloud services.

○	Execute a growth strategy focused on capturing additional market share in the security, surveillance, and smart city markets both domestically and internationally, building strong partnerships, and easy-to-use / easy-to-integrate applications and solutions.

●	Expanding collaboration between all business units:

○	Combine sales forces to address global markets across multiple sectors by using a common platform/goal approach.

○	Consolidate R&D and engineering resources firmwide to improve quality, develop robust products, lower time-to-market, and increase productivity.

●	Continuing SG&A cost review and alignment:

○	Review corporate cost structure in light of the sale of the Suttle segment.

○	Align resources to growth initiatives.

●	Identifying attractive acquisition/merger opportunities in two main categories:

○	Similar size companies in the same space that can substantially increase CSI’s market share, geographic footprint and client base.

○	Smaller companies that offer niche products/services and can be tucked-in to CSI’s existing business segments.

In addition, the Company is exploring strategic minority investments in companies that offer technology that can be incorporated into the Company’s network edge and POE+ products.”

Q4 and FY 2019 Segment Financial Overview

Transition Networks

(in 000s)	Three Months Ended December 31			Twelve Months Ended December 31
	2019	2018	Change %	2019	2018	Change %
Sales	$ 14,312	$ 10,252	+39.6%	$ 44,860	$ 36,470	+23.0%
Gross profit	6,863	4,914	+39.7%	20,602	16,695	+23.4%
Operating income	2,907	1,410	+106.2%	5,566	2,979	+86.8%

Transition Networks’ Q4 and FY 2019 sales and operating income increases were driven by the NYCDOT project. Transition Networks organizes its sales force by vertical markets and segments its customers geographically. Sales in North America grew 28% or $8,689,000 in FY 2019 compared to FY 2018 due to deliveries for the NYCDOT smart city IoT project and other security and surveillance projects, partially offset by reduced spend by the federal government and by a major telecommunications provider. International sales decreased by $299,000, or 6%, due to the slower adoption of new PoE products in our Rest of World region, partially offset by higher sales from a significant project with a customer in our EMEA region for media converter products received in the first quarter of 2019. Sales of media converters decreased 1% or $221,000 due to lower spend by the federal government. Sales of Ethernet switches and adapters for FY 2019 increased by 94% or $9,151,000 due to involvement in the NYCDOT smart city IoT project and strong demand for new products in North America for smaller security and surveillance projects. Sales of all other products for FY 2019 decreased by 8% or $540,000, due to competitive pricing pressures and reduced purchases from a major telecommunications provider.

Gross profit increased by 23% to $20,602,000 in FY 2019 compared to $16,695,000 in FY 2018 due to reduced costs for larger volume product purchases and improved operating leverage for fixed supply chain costs, offset by higher inventory adjustments for aged inventory and higher royalties. Gross margin was 46% in both FY 2019 and FY 2018 periods.

FY 2019 selling, general and administrative expenses increased by 10% to $15,036,000, or 34% of sales as compared to FY 2018 due to higher employee-related expenses, higher marketing spend and an increase in research and development spend. Higher sales, slightly offset by higher selling, general and administrative expenses, resulted in 86.8% increase in operating income for FY 2019 as compared to FY 2018.

JDL Technologies

(in 000s)	Three Months Ended December 31			Twelve Months Ended December 31
	2019	2018	Change %	2019	2018	Change %
Sales	$ 799	$ 2,653	-69.9%	$ 4,741	$ 5,134	-7.7%
Gross profit	184	1,103	-84.2%	1,482	1,304	+13.7%
Operating income (loss)	(245)	725	NA	(3)	(299)	NA

JDL Technologies’ Q4 2019 sales decreased as compared to Q4 2018, due to the timing of projects in the educational sector as new funding approval issues surfaced in 2019. JDL’s operating loss in Q4 2019 was due to the impact of lower education sector sales and higher SG&A expense.

FY 2019 sales by JDL Technologies decreased as compared to FY 2018 due to a 27% decrease in sales from the education sector as a result of fewer projects funded during the year as compared to the prior year. Federal and local funding for public school district investments in IT infrastructure and services varies substantially from year to year, and as a result, JDL Technologies expects to continue to experience notable swings in quarterly and annual revenues.

JDL Technologies’ FY 2019 sales to small and medium-sized commercial businesses (SMBs), which are primarily healthcare and commercial clients, increased by 13% or $332,000 due to ongoing efforts to expand managed services and infrastructure sales to these markets resulting in profitability for the commercial side of JDL Technologies.

JDL Technologies’ FY 2019 gross profit increased by 14% to $1,482,000 compared to FY 2018, while gross margin increased to 31% in FY 2019 from 25% in FY 2018 due to a combination of price increases applied to monthly recurring contracts and the benefit of cost reduction efforts made in the prior year.

FY 2019 selling, general and administrative expenses decreased by 7% to $1,485,000, or 31% of sales, compared to FY 2018, due to cost saving measures put in place and lower facility costs following an office move during 2019. As a result, JDL Technologies’ operating loss for FY 2019 substantially decreased compared to FY 2018.

JDL Technologies continues to aggressively leverage opportunities to provide managed services, cloud migration and virtualization services, HIPAA-compliant technology services, and other network and infrastructure services to the commercial and healthcare markets. This strategic, multiyear plan to reduce the impact of volatile government funding is beginning to produce results.

Net2Edge

(in 000s)	Three Months Ended December 31			Twelve Months Ended December 31
	2019	2018	Change %	2019	2018	Change %
Sales	$ 474	$ 449	+5.6%	$ 2,330	$ 1,700	+37.1%
Gross profit	202	162	+24.7%	959	485	+97.7%
Operating (loss)	(122)	(584)	NA	(1,527)	(2,794)	NA

Net2Edge’s sales increase of 37.1% in FY 2019 as compared to FY 2018 was due to revenue from established CSI accounts with new higher featured carrier Ethernet products. Gross profit almost doubled and gross margin increased to 41% in 2019 from 29% in 2018 due to favorable product mix at a key carrier customer and higher costs to expedite products in 2018. Selling, general and administrative expenses decreased by 24% to $2,486,000 in FY 2019 as compared to FY 2018 due to a reduction in selling expenses and an increase in refundable research and development credits received in the U.K. Net2Edge’s operating loss substantially decreased to $1,527,000 in 2019 compared to the $2,794,000 operating loss in FY 2018.

Financial Condition

CSI’s balance sheet at December 31, 2019 included cash, cash equivalents, and investments of $24.3 million, working capital of $38.1 million, and stockholders’ equity of $47.4 million.

Form 10-K

For further information, please see the Company’s Form 10-K, which will be filed on or before March 30, 2020.

About Communications Systems

Communications Systems, Inc., an IoT intelligent edge products and services company, provides connectivity infrastructure and services for global deployments of broadband networks. Focusing on innovative, cost-effective solutions, CSI provides customers the ability to deliver, manage, and optimize their broadband network services and architecture. From the integration of fiber optics in any application and environment to efficient home voice and data deployments to optimization of data and application access, CSI provides tools for maximum utilization of the network from the edge to the user. With partners and customers in over 50 countries, CSI has built a reputation as a reliable global innovator focusing on quality and customer service.

Forward-Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial performance, future growth and future acquisitions. These statements are based on Communications Systems’ current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements here due to changes in economic, business, competitive or regulatory factors, and other risks and uncertainties affecting the operation of Communications Systems’ business. These risks, uncertainties and contingencies are presented in the Company’s Annual Report on Form 10-K and, from time to time, in the Company’s other filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Further, investors should keep in mind that the Company’s financial results in any particular period may not be indicative of future results. Communications Systems is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

Contacts:

Communications Systems, Inc.	The Equity Group Inc.
Mark D. Fandrich	Lena Cati
Chief Financial Officer	Vice President
952-582-6416	212-836-9611
mark.fandrich@commsysinc.com	lcati@equityny.com

Roger H. D. Lacey	Devin Sullivan
Chief Executive Officer	Senior Vice President
952-996-1674	212-836-9608
dsullivan@equityny.com

CSI CONSOLIDATED SUMMARY OF EARNINGS

Selected Income Statement Data
	Unaudited

	Three Months Ended		Twelve Months Ended

	Dec. 31, 2019	Dec. 31, 2018	Dec. 31, 2019	Dec. 31, 2018
Sales	$15,363,421	$13,120,570	$50,906,179	$42,369,232
Gross profit	7,034,141	5,968,151	22,185,812	17,622,117
Operating income (loss) from continuing operations	1,188,126	220,285	9,214	(4,750,648)
Income (loss) from continuing operations before income taxes	1,233,167	213,508	235,350	(4,526,619)
Income tax expense (benefit)	20,387	410,478	(15,270)	404,387
Discontinued operations	505,119	(548,679)	6,218,429	(1,860,729)
Net income (loss)	$1,717,899	$(745,649)	$6,469,049	$(6,791,735)

Basic net income (loss) per share	$0.19	$(0.08)	$0.70	$(0.75)
Diluted net income (loss) per share	$0.18	$(0.08)	$0.69	$(0.75)
Cash dividends per share	$0.02	$0.02	$0.08	$0.14

Average basic shares outstanding	9,278,593	9,153,785	9,272,259	9,108,777
Average dilutive shares outstanding	9,492,508	9,153,785	9,337,422	9,108,777

Selected Balance Sheet Data

	Unaudited

	Dec. 31, 2019	Dec. 31, 2018
Total assets	$59,150,712	$53,321,164
Cash, cash equivalents & investments	24,307,160	11,056,426
Working capital	38,051,766	30,695,322
Property, plant and equipment, net	8,238,089	8,847,091
Long-term liabilities	408,386	28,267
Stockholders’ equity	47,392,282	41,653,127